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                                                                    Exhibit 99.1

                   Too, Inc. Adopts Stockholder Rights Plan


   COLUMBUS, Ohio, August 23, 2001. - Too, Inc. (NYSE: TOO) announced today that its Board of Directors has adopted a Stockholder Rights Plan under which Too, Inc. will issue a dividend of one Right for each share of the Company's common stock, par value $0.01 per share, held by stockholders of record as of the close of business on August 28, 2001. The Plan is designed to assure stockholders fair value in the event of a future unsolicited business combination or similar transaction involving the Company. The Company added that the Plan was not adopted in response to any attempt to acquire the Company and that it is not aware of any such efforts.

Each Right will initially entitle stockholders to purchase one one-hundredth of a share of Series A Junior Participating Cumulative Preferred Stock. The Rights will be exercisable only if a person or group acquires 15% or more of Too's common stock or announces a tender offer which would result in ownership by a person or group of 15% or more of the common stock. The Rights will encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover. The Rights will expire on August 14, 2011.

Additional details of the Rights Plan will be provided in a letter to be mailed to all stockholders of record as of August 28, 2001.

Too, Inc. is a rapidly growing specialty retailer that sells apparel, swimwear, sleepwear, underwear, footwear, lifestyle and personal care products for active, fashion-aware girls between the 7 and 14 years of age. The company currently operates 426 stores in 46 states and distributes a catazine under the "Limited Too" brand name. The company also conducts e-commerce on its Web site, http://www.limitedtoo.com.